Exhibit 99.1

Escalade Reports 16% Income Growth As Sales Increase 15% In Second Quarter

EVANSVILLE, Ind., Aug. 5, 2015 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that revenues for the second quarter of 2015 were up 15% over the same quarter in the prior year. Year to date revenues have increased 18% over the same period in the prior year. The Company generated net income from continuing operations for the quarter of $3.2 million, or $0.23 basic earnings per share compared to net income of $2.8 million or $0.20 basic earnings per share for the same quarter in 2014. For the first half of 2015, net income from continuing operations is $6.7 million or $0.48 basic earnings per share, while the first half of 2014 showed net income from continuing operations of $5.0 million with $0.36 basic earnings per share.

Gross margin ratio from continuing operations for the first half of 2015 was essentially unchanged from the same period in 2014 in spite of increased research and development spending on new products. Selling, general and administrative expenses (SG&A) were $14.1 million for the first half of 2015 compared to $12.0 million for the same period in 2014, an increase of $2.1 million or 18%. The increase in SG&A is primarily due to increased marketing efforts in new categories acquired during 2014 as well as in new products to be introduced in the future. Other income was up primarily as a result of strong results from Escalade's 50% ownership of Stiga. However, these results were, and may continue to be, adversely impacted by strength of the US dollar versus the Swedish Krona.

The Company is focused on growing its Sporting Goods business through organic growth of existing categories, strategic acquisitions, and new category development. The Company competes in a variety of categories including archery, sports and fitness products. Strong brands and on-going investment in product development provide a solid foundation for building customer loyalty and continued growth.

"We are pleased to report another quarter of strong financial results, which include a 15% increase in revenue driven by base business growth and acquisitions made in the prior year," stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "We are confident in our strategy to grow, both organically and through acquisitions, while maintaining a strong balance sheet and dividend to our shareholders. The company is focused on developing innovative new products for the sports and outdoor recreation equipment markets to be launched in the second half of this year and in early 2016, which will drive future sales and earnings growth."

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures of non-core assets and businesses, the continuation and development of key customer and supplier relationships, disruptions or delays in our supply chain, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries
Consolidated Condensed Statement of Operations
(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Six Months Ended		Twelve Months Ended
All Amounts in Thousands Except Per Share Data	July 11, 2015	July 12, 2014	July 11, 2015	July 12, 2014	July 11, 2015	July 12, 2014

Net sales	$43,795	$38,012	$77,214	$65,733	$149,456	$135,456

Costs, Expenses and Other Income
Cost of products sold	30,595	26,445	53,180	45,157	104,935	96,140
Selling, administrative and general expenses	8,199	6,879	14,113	11,994	25,057	22,951
Amortization	844	756	1,477	1,327	2,771	2,433

Operating Income	4,157	3,932	8,444	7,255	16,693	13,932

Interest expense	131	104	232	191	488	362
Other expense (income)	(515)	(213)	(1,248)	(401)	(5,573)	(3,400)

Income Before Income Taxes from Continuing Operations	4,541	4,041	9,460	7,465	21,778	16,970

Provision for Income Taxes from Continuing Operations	1,319	1,274	2,741	2,434	6,745	5,437

Net Income from Continuing Operations	3,222	2,767	6,719	5,031	15,033	11,533

Discontinuing operations
Loss from operations	--	(159)	--	(16)	(595)	(734)
Loss on classification as held for sale	--	(12,945)	--	(12,945)	--	(12,945)
Gain on disposal	--	547	--	547	5,382	547
Provision (Benefit) for Income Taxes	--	(1,706)	--	(1,549)	(4,550)	(1,329)
Net Income (Loss) from discontinuing operations	--	(10,851)	--	(10,865)	9,337	(11,803)

Net Income (Loss)	$ 3,222	$ (8,084)	$ 6,719	$ (5,834)	$ 24,370	$ (270)

Basic Earnings Per Share Data:
Income from continuing operations	$ 0.23	$ 0.20	$ 0.48	$ 0.36	$ 1.07	$ 0.84
Income (Loss) from discontinued operations	--	(0.78)	--	(0.78)	0.67	(0.86)
Net Income (Loss)	$ 0.23	$ (0.58)	$ 0.48	$ (0.42)	$ 1.74	$ (0.02)

Diluted Earnings Per Share Data:
Income from continuing operations	$ 0.23	$ 0.20	$ 0.47	$ 0.36	$ 1.06	$ 0.83
Income (Loss) from discontinued operations	--	(0.77)	--	(0.77)	0.66	(0.85)
Net Income (Loss)	$ 0.23	$ (0.57)	$ 0.47	$ (0.41)	$ 1.72	$ (0.02)

Average shares outstanding	14,072	13,867	14,047	13,789	13,998	13,679

Consolidated Condensed Balance Sheets
(In Thousands)

	July 11, 2015 (Unaudited)	December 27, 2014 (Audited)	July 12, 2014 (Unaudited)
Assets
Current assets excluding assets held for sale	$ 67,720	$ 68,851	$ 63,115
Property, plant & equipment, net	12,856	11,596	10,563
Other assets	29,549	32,559	28,080
Goodwill	14,875	14,875	13,242
Assets held for sale	--	--	4,348
Total	$ 125,000	$ 127,881	$ 119,348

Liabilities and Stockholders' Equity
Current liabilities excluding liabilities held for sale	$ 26,781	$ 31,746	$ 24,551
Other liabilities	5,152	6,356	9,214
Liabilities held for sale	--	--	5,130
Stockholders' equity	93,067	89,779	80,453
Total	$ 125,000	$ 127,881	$ 119,348

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